                                                                   EXHIBIT 10.1

                               [Varco letterhead]




March 20, 2001


ICO, Inc.
11490 Westheimer
Suite 1000
Houston, TX  77077

                                Letter of Intent

Gentlemen:

                  On behalf of Varco International Inc. and its affiliate, Varco L.P. (collectively "Varco"), I am pleased to confirm our intention to pursue an acquisition of the Oilfield Services Business Segment of ICO, Inc. ("ICO"), for consideration of $165 million. This Letter of Intent is subject to the following terms and conditions:

         1. Business Segment Purchase. The transaction would be effected by a mutually agreeable Definitive Purchase Agreement to be negotiated between the parties, which shall provide for the payment of the consideration in cash at closing, less $5.0 million to be paid into an escrow account for settlement of any potential indemnity claims which may arise within six months following the closing. The Definitive Purchase Agreement shall contain customary representations and warranties on behalf of ICO, customary covenants on behalf of both parties, as well as customary no-shop and break-up fee provisions.

         2. Conditions of Execution of the Definitive Purchase Agreement and Closing. Varco's execution of the Definitive Purchase Agreement would be subject to final approval by the Boards of Directors of Varco and ICO of the Definitive Purchase Agreement. The closing of the transaction would be subject to approval of regulatory authorities and, if the transaction has not closed within 90 days after the date of the Definitive Purchase Agreement other than as a result of Varco's failure to fulfill its obligations under the Definitive Purchase Agreement, then, the closing of the transaction will also be subject to Varco's securing financing under terms reasonably acceptable to it; provided that Varco shall use its reasonable best efforts to obtain such financing..

         3. Timing. Upon both parties' execution of this Letter of Intent, Varco will start the purchase process immediately. We are familiar with the business, and would require only limited and focused additional due diligence. Upon receipt of a countersigned copy of this letter, we will promptly send you our due diligence request letter. Upon completion of due diligence and execution of a binding

                  Definitive Purchase Agreement, Varco and ICO will immediately file for Hart-Scott-Rodino regulatory approval of the transaction with Varco paying the required filing fee. Subject to the conditions outlined in paragraph 2 above, Varco would be prepared to close the transaction immediately following receipt of such regulatory approval. We do not anticipate that regulatory authorities will prevent the completion of the transaction.

         4. Consents. During the period from the date ICO countersigns this letter until the date, if any, that the parties determine not to pursue the transaction, ICO and Varco will cooperate with each other and proceed, as promptly as is reasonably practical, to prepare and to file the notifications required by the Hart-Scott-Rodino Act.

         5. Exclusive Dealing. Until 30 days after the date you countersign this letter, (a) ICO will not, directly or indirectly, through any representative or otherwise, solicit offers from, negotiate with or in any manner actively and knowingly encourage, discuss, or accept any proposal (a "Third Party Proposal") of any other person relating to the acquisition of the Oilfield Services Business Segment of ICO, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (including through the purchase of all or a portion of the stock of ICO or a purchase of a material portion of the Oilfield Services - related assets (other than in the ordinary course of business)); and (b) ICO will promptly notify the Buyer regarding any contact between ICO or its representatives and any other person regarding any such offer or proposal or any related inquiry, provided that nothing contained in this Letter of Intent shall prevent ICO or its Board of Directors from (i) complying with Rule 14d-9 or Rule 14e-2 promulgated under the Securities Exchange Act of 1934, or (ii) providing information to or engaging in any negotiations or discussions with any person or entity with respect to a Third Party Proposal to the extent the Board of Directors of ICO determines that the failure to do so would be inconsistent with its fiduciary obligations.

         6. Break-Up Fee. If (a) ICO either breaches Paragraph 5 or provides information or engages in negotiations or discussions as a result of ICO's invoking Section 5 (ii) of this Letter of Intent, and (b) within one year after the date of such breach ICO signs a letter of intent or other agreement relating to the acquisition of a material portion of the Oilfield Services Business Segment of ICO other than in the ordinary course of business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (including through the purchase of all or substantially all of the stock or assets of ICO) and such transaction is ultimately consummated then, immediately upon the closing of such transaction, ICO will, as the exclusive remedy for such breach, pay to Varco the sum of $3,500,000.

         7. Good Faith Negotiations Break-up Fee. If the parties do not enter into a Definitive Purchase Agreement to sell ICO's Oilfield Services Business Segment to Varco at the price and on the terms contemplated hereby because ICO fails to negotiate in good faith during the exclusive dealing period specified in Section 5, ICO will pay to Varco the sum of $3,500,000.

         8. Disclosure. ICO and Varco will issue a mutually agreed press release announcing this Letter of Intent. Thereafter, without the prior written consent of the other party hereto, except as required by law, neither ICO nor Varco will, and each will direct its representatives not to, make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, a possible transaction between the parties or any of the terms, conditions, or other aspects of the transaction proposed in this letter, provided that either party may disclose this Letter of Intent in a Form 8-K or may repeat the information contained in the mutually agreed press release.

         9.       Limited Binding Effect.  Except for Sections 4 through this
                  Section 9, which shall be binding (the "Binding Sections"), this Letter of Intent is not intended to and does not constitute a binding agreement or commitment among the parties. It is understood that a binding agreement providing for the acquisition (or any similar transaction or series of transactions) contemplated hereby (the "Transaction") will only exist following the parties' execution and delivery of the Definitive Purchase Agreement. Under no circumstances will any oral understanding with respect to the Transaction or any partial performance or other actions by the parties with respect to the Transaction, other than the execution and delivery of the Definitive Purchase Agreement, be a binding contract. No person or entity shall bring any claim against any other person or entity based upon either this Letter of Intent, subsequent negotiations, partial performance or other actions relating to the Definitive Purchase Agreement as a result of a failure to agree on or enter into the Definitive Purchase Agreement or complete the Transaction or (except as expressly contemplated by the Binding Sections) otherwise. Nothing herein is intended to affect or limit the application of the Confidentiality Agreement between the parties entered into February 1, 2001.

                  I appreciate your careful consideration of this offer. If you need additional clarification, please do not hesitate to contact Clay Williams, our Vice President of Corporate Development (713-799-5199 office; 713-806-2607 cell), or me (713-799-5263).

                  We look forward to hearing from you and to moving forward as promptly as possible to complete this transaction.

Sincerely yours,

/s/ Joseph C. Winkler
Joseph C. Winkler
Executive Vice President, Treasurer and Chief Financial Officer
Varco International, Inc.

If you are in agreement with the foregoing, please sign and return one copy of this letter agreement, which thereupon will constitute our agreement with respect to its subject matter.

ICO, INC.


By:      /s/ Al O. Pacholder  3/26/01
         ----------------------------

Title:   Chairman & CFO
         --------------